News Release BorgWarner Appoints Nelda J. Connors and David S. Haffner to its Board of Directors Auburn Hills, Michigan, October 2, 2020 – BorgWarner Inc. announced today that Nelda J. Connors and David S. Haffner have been named to its Board of Directors. “We are pleased to welcome Nelda and David to BorgWarner’s Board of Directors," said Alexis P. Michas, non-executive chairman of the board of BorgWarner. “Nelda is a recognized business leader with significant expertise in operations, financial management, quality, engineering and business strategy. Her knowledge of public company matters is a great complement to our Board. David has extensive experience managing the operations of an international public company and provides the Board with experience in manufacturing operations, labor relations, compensation strategy, and financial performance.” Ms. Connors is the founder, Chairwoman and Chief Executive Officer of Pine Grove Holdings, LLC, a woman- and minority-owned privately held investment company that acquires lower middle market companies with a high engineering and service component. The investments are primarily focused in power generation, specialty logistics and transportation, SAAS and advanced materials. Prior to founding Pine Grove Holdings, LLC, Ms. Connors served as President and Chief Executive Officer of Atkore International Inc., formerly the Electrical and Metal Products division of Tyco International. Prior to joining Tyco, she served as Vice President at Eaton Corporation, a global electrical and automotive supplier, where she held several positions in operations, continuous improvement, and general management. Earlier in her career, Ms. Connors was employed in several senior executive and management capacities in the automotive industry with profit and loss responsibility. Ms. Connors earned both undergraduate and graduate mechanical engineering degrees from the University of Dayton with post-graduate studies at the University of Tokyo in International Finance and Economics. She also serves as a director of Baker Hughes Company, Boston Scientific Corporation, and Enersys. Mr. Haffner retired as the Chairman and Chief Executive Officer of Leggett & Platt, Inc., a diversified manufacturing company, in 2015. Mr. Haffner previously served as Chairman of the

Board in 2013, Chief Executive Officer in 2006 and President in 2002. Prior to that, he served as Chief Operating Officer and as Executive Vice President of Leggett & Platt. Mr. Haffner holds a bachelor’s degree in engineering from the University of Missouri and a master’s degree in business administration from the University of Wisconsin-Oshkosh. He also completed the Engineering Executive Program at Stanford University. Ms. Connors and Mr. Haffner join BorgWarner’s board of directors from the Delphi Technologies board of directors. Earlier today, BorgWarner announced the close of the acquisition transaction of Delphi Technologies, which was first announced in January 2020. About BorgWarner BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 99 locations in 24 countries, the company employs approximately 48,000 worldwide. For more information, please visit borgwarner.com. Nelda J. Connors and David S. Haffner have been named to BorgWarner’s board of directors. PR contact: Michelle Collins Phone: +1 248-754-0449 Email: mediacontact@borgwarner.com